Exhibit 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 3900 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851

MEDIA RELEASE

FIRST INDUSTRIAL REALTY TRUST ANNOUNCES EARLY RESULTS OF FIRST

INDUSTRIAL, L.P. TENDER OFFER FOR DEBT SECURITIES

CHICAGO, April 12, 2012 – First Industrial Realty Trust, Inc. (NYSE: FR) today announced the early results for the previously announced cash tender offer (the “Offer”) by its operating partnership, First Industrial, L.P., for up to $100,000,000 aggregate principal amount (the “Tender Cap”) of First Industrial, L.P.’s outstanding 7.75% Senior Notes due 2032, 7.60% Notes due 2028, 7.15% Notes due 2027 and 6.42% Senior Notes due 2014 (collectively, the “Notes”) on the terms and subject to the conditions set forth in an Offer to Purchase (the “Offer to Purchase”) dated March 29, 2012 and the related Letter of Transmittal (the “Letter of Transmittal”).

According to information provided by Global Bondholder Services Corporation, the depository and information agent for the Offer, as of 5:00 p.m., New York City time, on April 11, 2012 (the “Early Tender Time”), $22,400,000 aggregate principal amount of the 7.75% Senior Notes due 2032, $55,515,000 aggregate principal amount of the 7.60% Notes due 2028, none of the 7.15% Notes due 2027, and $9,000,000 aggregate principal amount of the 6.42% Senior Notes due 2014 had been validly tendered and not validly withdrawn. First Industrial, L.P. has accepted for purchase all of these Notes, and, accordingly, each holder will be paid the applicable Total Consideration (as described in the Offer to Purchase), plus all accrued and unpaid interest from the last interest payment date, on or about April 16, 2012.

The Offer is scheduled to expire on April 25, 2012 at 11:59 p.m., New York City time, unless extended or earlier terminated (the “Expiration Time”). Unless First Industrial, L.P. increases the Tender Cap prior to the Expiration Time, up to an additional $13,085,000 aggregate principal amount of the Notes will be eligible for purchase following the Expiration Time. First Industrial, L.P. expects any additional purchases under the Offer to be settled on or about April 30, 2012.

The withdrawal deadline was 5:00 p.m. New York City time on April 11, 2012 (the “Withdrawal Deadline). Accordingly, holders may no longer withdraw any validly tendered Notes prior to the Expiration Time, subject to limited exceptions. Any Notes that were validly withdrawn before the Withdrawal Deadline may be re-tendered at any time prior to the Expiration Time. The Offer is subject to certain customary conditions, but is not conditioned on the tender of a minimum principal amount of Notes. First Industrial, L.P. may amend, extend, or terminate the Offer any time.

Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation at (866) 952-2200 (toll-free) or (212) 430-3774.

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BofA Merrill Lynch is the Lead Dealer Manager for the Offer. Questions regarding the Offer may be directed to BofA Merrill Lynch, Liability Management, at 888-292-0070 (toll-free) or 980-387-3907 (collect). Citigroup is the Co-Dealer Manager for the Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Offer. First Industrial, L.P. is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of First Industrial, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary or the Information Agent for the Offer makes any recommendation in connection with the Offer.

Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks; and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended 2011 and in the other reports the Company may file from time to time with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon
Senior Director, Investor Relations and Corporate Communications
312-344-4320

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